Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

State Bank Financial Corporation:

We consent to the inclusion in this Form 8-K/A of Cadence Bancorporation of our reports dated February 23, 2018, with respect to the consolidated financial statements of State Bank Financial Corporation and Subsidiary and the effectiveness of internal control over financial reporting.

/s/ Dixon Hughes Goodman LLP

Atlanta, Georgia

January 23, 2019